Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Shaw Vice President, Risk Manager and Financial Accounting Officer Intermountain Community Bancorp (509) 944-3888 carolyng@intermountainbank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCES FIRST QUARTER RESULTS
Sandpoint, Idaho, April 29, 2009 – Intermountain Community Bancorp (OTCBB – IMCB.OB), the holding company for Panhandle State Bank, announced first quarter 2009 financial results today. The net loss applicable to common shareholders, which includes payment of $414,000 in preferred dividends, was $532,000, compared to a net loss applicable to common shareholders of $2.9 million in the fourth quarter of 2008 and net income of $1.7 million for the same period a year ago. The decline in earnings over first quarter 2008 reflected a decrease in net interest income, increased credit losses and additions to the reserve for loan losses offset by an increase in other income and lower operating expenses. Assets increased to $1.1 billion, a 7.2% increase over March 31, 2008. After payment of the preferred stock dividend, the net loss per fully diluted share applicable to common shareholders for first quarter 2009 was $0.06 compared to fully diluted earnings per share of $0.19 during the same period in 2008.
“Local and national economic conditions continued to worsen in the first quarter, although some local residential markets are showing signs of stabilizing,” noted Chief Executive Officer Curt Hecker. “Generating earnings in this environment is challenging, as slowing business activity pressures revenues and rising unemployment increases credit losses. As we have for the past several quarters, we continue to focus on maintaining a strong capital position, high levels of liquidity and solid reserves against loan losses while we move through this prolonged downturn.”
“We’re also working very hard to partner with other community and business leaders to jump start our local economies,” Hecker added. “During the first quarter, we launched a major new initiative, Powered By Community. Through this community partnership program, we are leveraging our capital and resources to enhance lending and directly invest in our communities. We plan to attract over 1,000 new community volunteer leaders, improve over 100 community education and economic initiatives, and engage 100% of IMCB employees over the next two years,” Hecker noted.
2009 Highlights
▪	Deposits increased $84.1 million year over year and $20.9 million from the fourth quarter of 2008 to the first quarter of 2009

▪	Total assets rose to $1.1 billion, an increase of $73.4 million or 7.2% over the same period one year ago

▪	Capital ratios remained strong in the first quarter and are substantially above regulatory “well capitalized” levels

▪	Liquidity, as represented by cash and cash equivalents, marketable securities and borrowing line availability, remained strong in the first quarter and continues at historically high levels.
Earnings Results Summary:
Net loss applicable to common shareholders for the quarter ended March 31, 2009 totaled $532,000, compared to a net loss of $2.9 million in the fourth quarter of 2008 and net income of $1.7 million in the first quarter of 2008. Earnings results reflected margin improvement and lower loan loss provisions from the fourth quarter of 2008, but both factors remained weaker than a year ago.
Net interest income before provision for loan losses totaled $9.9 million for the quarter ended March 31, 2009, an increase of $515,000, or 5.5%, from the fourth quarter 2008 (sequential quarter) and a decline of $1.4 million from the first quarter of 2008. The improvement from the sequential quarter reflected improved margin, as asset yields stabilized and funding costs dropped. The deterioration from 2008 resulted from rapidly declining asset yields last year, as market rates decreased substantially during the past year. At quarter end, the margin was 4.03%, versus 3.82% for the sequential quarter and 4.87% for the same quarter last year. A 0.31% drop in the cost of interest-bearing liabilities produced the sequential quarter improvement. The margin improved despite the dampening effect of maintaining a conservative and liquid asset mix with a quarterly average balance of $40.4 million in low-yielding Fed Funds investments. Reversal of interest on loans placed in non-accrual status also reduced the margin by approximately 11 basis points during the quarter.
The provision for losses on loans totaled $2.8 million for the first quarter of 2009, compared to a provision of $5.5 million in the sequential quarter and $258,000 for the first quarter of 2008. Net charge offs for the current quarter totaled $1.8 million compared to $2.1 million in the sequential quarter and $77,000 for March 31, 2008. The 2009 total equates to an annualize net charge off rate of 0.96% of total loans compared to 1.11% in the fourth quarter of 2008 and 0.04% in the first quarter of 2008. First quarter chargeoffs reflect continued weakness and writedowns in the Company’s residential construction and development portfolio as well as additional economic stress on its other borrowers. The loan loss allowance to total loans ratio increased to 2.35% at March 31, 2009, compared to 2.14% at December 31, 2008 and 1.57% at March 31, 2008. Management continues to carefully evaluate the loan portfolio and collateral positions, and make adjustments to its allowance to reflect changing economic and borrower conditions.
Other income for the first quarter totaled $3.5 million, compared to $2.9 million for the sequential quarter and $2.8 million for the first quarter 2008. Other income results in 2009 were enhanced by a gain on the sale of $26.0 million in investment securities in March 2009 resulting in a $1.3 million pre-tax gain for the quarter. Fees and service charges decreased $96,000 from the previous three-month period, largely driven by decreases in investment and overdraft fees caused by the economic slowdown. Loan related fee income decreased by $171,000 from the sequential quarter due to lower SBA loan sale income and reduced commercial and commercial real estate loan activity. Mortgage banking activity and income increased from the sequential quarter. Secured credit card contract income also dropped in 2009 as credit-wary borrowers reduced credit card application volume significantly.

During the first quarter, the Company recorded an other-than-temporary impairment (“OTTI”) of $1,751,000 on one non-agency guaranteed mortgage-backed security. Of the total $1,751,000 OTTI, $244,000 was related to credit losses, and under newly issued accounting guidance, is a charge against earnings. The remaining $1,507,000 reflects non-credit value impairment and was charged against the Company’s other comprehensive income and reported capital on the balance sheet. At this time, the Company anticipates holding the security until its value is recovered or maturity, and will continue to adjust its other comprehensive income and capital position to reflect the security’s current market value. The Company calculated the credit loss charge against earnings by subtracting the estimated present value of future cash flows on the security from its amortized cost.
Non-interest expense for the first quarter of 2009 totaled $10.8 million, a decrease of $1.3 million or 10.7% over the sequential quarter and a decrease of $487,000 or 4.3% over first quarter 2008. The 2009 decreases in non-interest expense were largely comprised of reductions in employee compensation and benefits and reduced other real estate owned (“OREO”) writedowns.
Employee compensation and benefits expense decreased $1.2 million or 17.9%, over the same three-month period last year as a result of decreased staffing levels and lower incentive expense. Efforts to control compensation expense continue in 2009, as the Company has suspended salary increases for executives and officers, maintained a hiring freeze and adjusted other compensation plans.
Occupancy expenses increased $316,000 for the three-month period ended March 31, 2009 compared to the same period one year ago. These increases were comprised of additional building expense from the Sandpoint Center which was opened in the second quarter of 2008 and additional computer hardware and software purchased to enhance security, compliance and business continuity. The Company expects these expenses to stabilize throughout 2009, as it has postponed building expansion plans, limited new hardware and software purchases, and begun to lease out excess space in its Company headquarters building.
Other expenses increased $437,000 for the three-month period over the same period last year but decreased $687,000 from the fourth quarter of 2008. The decrease from the fourth quarter is primarily due to reduced charges on the Company’s OREO portfolio. The increase in other expenses over last year is largely a result of significant increases in loan collection expenses, an additional $354,000 charge to increase the Company’s reserve for unfunded borrowing commitments and increased FDIC insurance assessments.
Balance Sheet and Loan Portfolio Quality Summary:
As of March 31, 2009, assets totaled $1.1 billion, a decrease of $14.4 million, or 1.3%, over December 31, 2008, and an increase of $73.4 million, or 7.2% over March 31, 2008. Total deposits increased $20.9 million, or 2.6%, over December 31, 2008, and loans receivable decreased $29.5 million, or 3.9%, over the same period. Total deposits increased $84.1 million, or 11.6%, from March 31, 2008 to a total of $811.3 million, while loans receivable decreased $25.2 million, or 3.4%, over the same time period.
NOW account and retail CD growth generated most of the deposit growth, as the Company continued to focus on gathering low-cost retail deposits to build both its customer base and long-term franchise value. The deposit growth over both periods occurred despite lower rates and a highly competitive deposit environment, and reflected improved sales and marketing efforts by bank staff.
The Company’s loan production efforts intensified in the first quarter, but were offset by reductions in residential real estate construction balances, seasonal declines in agricultural and business operating lines, and reduced borrowing demand. As part of its Powered by Community initiative, the Company is implementing several new residential and commercial lending programs to ensure the credit needs of its communities are met.
Reflective of the challenging economy and increasing weakness in the real estate markets, the Company’s overall credit portfolio remained pressured. Non-performing assets increased to $38.4 million at March 31, 2009, compared to $31.8 million at December 31, 2008 and $9.2 million at March 31, 2008. Non-performing loans totaled $29.3 million at March 31, 2009, versus $27.3 million and $7.1 million at December 31, 2008 and March 31, 2008, respectively. Other real estate owned totaled $9.1 million at March 31, 2009, versus $4.5 million and $2.1 million at December 31, 2008 and March 31, 2008, respectively. Non-performing assets comprised 3.52% of total assets at March 31, 2009 compared to 2.88% at December 31, 2008 and 0.90% at March 31, 2008. The 30-day and-over loan delinquency rate was 1.91% at March 31, 2009, versus 0.90% and 1.13% at December 31, 2008 and March 31, 2008, respectively.
Residential land and construction assets continue to comprise most of the non-performing loan and other-real-estate owned totals, reflecting the ongoing severe weakness in the housing market. General economic pressures are also starting to impact the Company’s other loan portfolios. As a result, elevated levels of non-performing assets are likely to continue for the next several quarters, although the Company is moving aggressively towards resolving or liquidating its position in these assets. Management continues to hold strong capital and reserve positions to offset continuing economic pressures on its loan portfolio.
Available-for-sale investments totaled $196.0 million at March 31, 2009, an increase of $48.4 million, or 32.8%, over December 31, 2008, and an increase of $52.5 million, or 36.6%, over March 31, 2008. During the first quarter, management moved funds from low-yielding Fed Funds investments to higher-yielding, but still liquid, agency-backed securities to increase its interest income.
Office properties and equipment totaled $43.6 million at March 31, 2009, a decrease of $671,000, or 1.5%, over December 31, 2008, and a decrease of $1.1 million, or 2.4%, over March 31, 2008. The sequential quarter decrease primarily reflects depreciation on office properties and equipment. The decrease of $1.1 million from March 31, 2008 was primarily due to depreciation offset by office properties and equipment purchases related to completing and occupying the Sandpoint Center in second quarter 2008.
As of March 31, 2009, Federal Home Loan Bank advances totaled $46.0 million, reflecting no change from December 31, 2008 and an increase of $17.0 million over March 31, 2008. Federal Home Loan Bank advances were primarily used to fund decreases in repurchase agreements. Other borrowings totaled $40.6 million, remaining static from December 31, 2008, and a decrease of $14.8 million over March 31, 2008. The company is in the process of negotiating a new loan facility with its existing lenders to refinance an existing holding company credit line used to construct the Sandpoint Center into three longer-term, amortizing loans. The existing indebtedness of $23.1 million matured, as extended, on April 23, 2009. The Company anticipates repaying these loans within three years through the sale of the building. At March 31, 2009, the Company maintained borrowing line availability of $144.4 million, providing additional liquidity for the Bank.
Shareholder’s equity totaled $109.4 million at March 31, 2009, a decrease from fourth quarter of $1.1 million and an increase of $17.1 million over March 31, 2008. The decline from the fourth quarter reflects a decrease in the market value of the available-for-sale investment portfolio and the payment of preferred share dividends to the U.S. Treasury on the funds received through the Treasury’s Capital Purchase Program. The increase from a year ago includes the impact of the December 2008 issuance of $27.0 million of preferred stock to the U.S. Treasury, offset by a decrease in the market value of the available-for-sale investment portfolio. Book value per common share at March 31, 2009 totaled $10.06 compared to $10.24 at December 31, 2008 and $11.14 at March 31, 2008.
About Intermountain Community Bancorp:
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board, ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,	March 31,
	2009	2008	2008
	(Dollars in thousands,
	except per share amounts)
ASSETS

Cash and Cash Equivalents	$54,436	$94,825	$30,057
Loans Receivable, Net	723,160	752,615	748,349
Loans Held for Sale	3,545	933	3,143
Investments and Asset-Backed Securities (“ABS”) Available for Sale	195,980	147,618	143,518
Investments and ABS Held to Maturity	17,575	17,604	11,293
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	1,779
Office properties and equipment, net	43,625	44,296	44,701
Goodwill	11,662	11,662	11,662
Other Intangible Assets, net	542	576	686
Bank-owned life insurance	8,127	8,037	7,788
Prepaid expenses and other assets	30,163	25,079	14,725

Total assets	$1,091,125	$1,105,555	$1,017,701

LIABILITIES

Deposits	$811,286	$790,412	$727,148
Advances from Federal Home Loan Bank	46,000	46,000	29,000
Repurchase Agreements	76,512	109,006	105,006
Other borrowings	40,603	40,613	55,402
Accrued expenses and other liabilities	7,367	9,039	8,863

Total liabilities	981,768	995,070	925,419

STOCKHOLDERS’ EQUITY

Common stock	78,319	78,261	76,746
Preferred stock	25,226	25,149	—
Accumulated other comprehensive income (loss), net of tax (1)	(6,666)	(5,935)	2,070
Retained earnings	12,478	13,010	13,466

Total stockholders’ equity	109,357	110,485	92,282

Total liabilities and stockholders’ equity	$1,091,125	$1,105,555	$1,017,701

Book value per common share, excluding preferred stock	$10.06	$10.24	$11.14
Tangible Book Value per common share, excluding preferred stock (2)	$8.60	$8.77	$9.65
Shares outstanding at end of period	8,361,472	8,333,009	8,283,176
Shareholders’ Equity to Total Assets	10.02%	9.99%	9.07%
Tangible Shareholders’ Equity to Tangible Assets (3)	9.00%	8.99%	7.95%

(1)	Net of deferred income taxes

(2)	Amount represents common shareholders’ equity less net goodwill and other intangible assets divided by total shares outstanding.

(3)	Amount represents shareholders’ equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$11,648	$12,556	$15,017
Investments	2,699	2,122	2,184

Total interest income	14,347	14,678	17,201

Interest expense:
Deposits	3,342	3,708	4,029
Borrowings	1,103	1,583	1,846

Total interest expense	4,445	5,291	5,875

Net interest income	9,902	9,387	11,326

Provision for losses on loans	(2,770)	(5,512)	(258)

Net interest income after provision for losses on loans	7,132	3,875	11,068

Other income:
Fees and service charges	1,669	1,836	1,765
Loan related fee income	540	711	645
Net gain on sale of securities	1,295	—	—
Other-than-temporary impairment	(244)	—	—
(impairment loss of $244, consisting of $1,751 of total other-than-temporary impairment losses, net of $1,507 recognized in other comprehensive income, for the quarter ended March 31, 2009)
Bank-owned life insurance	90	85	74
Other income	163	283	294

Total other income	3,513	2,915	2,778

Operating expenses:
Salaries and employee benefits	5,706	6,379	6,946
Occupancy expense	1,968	1,900	1,652
Other expenses	3,098	3,785	2,661

Total operating expenses	10,772	12,064	11,259

Income (loss) before income taxes	(127)	(5,274)	2,587
Income tax (provision) benefit	9	2,379	(933)

Net income (loss)	(118)	(2,895)	1,654

Preferred stock dividend	414	45	—

Net income (loss) applicable to common shareholders	$(532)	$(2,940)	$1,654

Earnings per share — basic	$(0.06)	$(0.35)	$0.20
Earnings per share — diluted	$(0.06)	$(0.35)	$0.19

Weighted-average common shares outstanding — basic	8,348,238	8,315,234	8,271,104
Weighted-average common shares outstanding — diluted	8,348,238	8,315,234	8,564,618

INTERMOUNTAIN COMMUNITY BANCORP
KEY PERFORMANCE RATIOS

	THREE MONTHS ENDED
	March 31,	December 31,	March 31,
	2009	2008	2008
Net Interest Spread:
Yield on Loan Portfolio	6.27%	6.46%	7.89%
Yield on Investments & Cash	4.52%	4.13%	5.16%

Yield on Interest-Earning Assets	5.84%	5.97%	7.40%

Cost of Deposits	1.71%	1.87%	2.20%
Cost of Advances	3.96%	3.78%	4.55%
Cost of Borrowings	2.02%	3.32%	3.85%

Cost of Interest-Bearing Liabilities	1.86%	2.17%	2.56%

Net Interest Spread	3.98%	3.80%	4.84%

Net Interest Margin	4.03%	3.82%	4.87%

Performance Ratios:
Return on Average Assets	(0.04)%	(1.07)%	0.64%
Return on Average Common Shareholders’ Equity	(2.55)%	(13.42)%	7.29%
Return on Average Common Tangible Equity	(2.98)%	(15.62)%	8.44%
Operating Efficiency	80.30%	98.06%	79.83%
Noninterest Expense to Average Assets	3.98%	4.45%	4.38%

INTERMOUNTAIN COMMUNITY BANCORP
LOAN DATA

	March 31,	December 31,	March 31,
	2009	2008	2008
	(Dollars in thousands)
Net Charge-Offs to Average Net Loans (Annualized)	0.96%	1.11%	0.04%
Loan Loss Allowance to Total Loans	2.35%	2.14%	1.57%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$709	$913	$890
Nonaccrual Loans	28,606	26,365	6,160

Total Nonperforming Loans	29,315	27,278	7,050
OREO	9,052	4,541	2,143

Total Nonperforming Assets (“NPA”)	$38,367	$31,819	$9,193

NPA to Total Assets	3.52%	2.88%	0.90%
NPA to Total Loans Receivable	5.29%	4.23%	1.23%
NPA to Risk Based Capital	29.53%	24.58%	8.77%
NPA to Tangible Equity + Allowance for Loan Loss	33.48%	27.75%	10.01%

Loan Delinquency Ratio (30 days and over)	1.91%	0.90%	1.13%